UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2018 (August 15, 2018)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements for Certain Officers.

On August 15, 2018, the Organization & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Humana Inc. (the “Company”) and Bruce D. Broussard, the Company’s President and Chief Executive Officer, mutually agreed to transition Mr. Broussard from a written employment agreement to a policy-based approach to document the terms of Mr. Broussard’s continued employment by the Company. In contemplation of the fact that Mr. Broussard’s current employment agreement is set to expire on December 31, 2018, and following a review of market practices with respect to CEO employment arrangements conducted by the Committee’s independent compensation consultant, the parties effected the transition through: (i) an amendment to Mr. Broussard’s current employment agreement; (ii) revisions to certain internal policies, in each case as described in this Current Report on Form 8-K:

•

On August 16, 2018, the Company and Mr. Broussard entered into Amendment No. 2 (the “Amendment”) to the Company’s Amended and Restated Employment Agreement with Mr. Broussard (the “Employment Agreement”). The Amendment provides for the survivability of certain provisions of the Employment Agreement pertaining to the treatment of Mr. Broussard’s equity awards granted on or before December 31, 2018, in connection with the continued employment of Mr. Broussard as the Company’s President and Chief Executive Officer following the expiration of the Employment Agreement on December 31, 2018.

•

On August 15, 2018, the Committee adopted revisions to the Humana Inc. Change in Control Policy (the “CIC Policy”) and the Humana Inc. Executive Severance Policy (the “Severance Policy”), in each case effective as of January 1, 2019, to include the CEO as an eligible employee to receive benefits under each policy and to provide for the applicable level of severance benefits for the CEO under each policy.

o

The CIC Policy was revised to provide for certain benefits in the event that the CEO’s employment is terminated by the Company without Cause or by the CEO with Good Reason, in each case within twenty-four months following a Change in Control, or by the Company without Cause under certain circumstances prior to a Change in Control (all terms are as defined in the CIC Policy). Under the revised CIC Policy, the CEO would be entitled to receive severance pay in a lump sum equal to two and one-half times the sum of the CEO’s annual base salary plus the target incentive compensation payable to him or her. In addition, for a thirty-month severance period, the CEO would be entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the CEO participated immediately prior to the date of termination. In consideration for the rights and benefits provided by the CIC Policy, the CEO agreed to certain restrictive covenants (non-compete and non-solicit) for the period from January 1, 2019, through thirty months following the CEO’s date of termination.

o

The Severance Policy was revised to provide for certain benefits in the event that the CEO is involuntarily terminated for reasons not meeting the definition of Cause (as defined in the Severance Policy). Under the revised Severance Policy, the CEO would (i) receive continued salary payments for twenty-four months following the date of termination, (ii) remain eligible to receive a prorated portion of annual incentive compensation for the year of termination based on actual performance to be paid at the time that incentive compensation payments are made to participants who remain employed and (iii), be entitled to continued medical and dental coverage under the Company’s health care plan for twenty-four months following the date of termination. In consideration for the rights and benefits provided by the Severance Policy, the CEO agreed to certain restrictive covenants (non-compete and non-solicit) for the period from January 1, 2019, through twenty-four months following the CEO’s date of termination.

The foregoing descriptions are summaries of the material terms of the Amendment, the CIC Policy and the Severance Policy, do not purport to be complete, and are qualified in their entirety by reference to the Amendment, the CIC Policy and the Severance Policy, as applicable, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Amendment No. 2, dated as of August 16, 2018, to the Amended and Restated Employment Agreement between Humana Inc. and Bruce D. Broussard, dated as of July 2, 2015

10.2	Humana Inc. Change in Control Policy, effective as of January 1, 2019

10.3	Humana Inc. Executive Severance Policy, effective as of January 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Name:	Cynthia H. Zipperle
Title:	Senior Vice President, Chief Accounting Officer and Controller

Dated:    August 20, 2018

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